Exhibit 10.2

November 5, 2013

Dan Borislow

Customer Service Company

Dear Dan:

You have advised us that a group that you represent established a business entity to provide customer care services of a type and nature that are consistent with standards in the Company’s industry (the “Customer Care Company”).

This letter confirms our mutual intent to negotiate in good faith the terms and conditions of an agreement pursuant to which the Customer Care Company shall provide customer care services on behalf of the Company (“the Services Agreement”). The intention of the parties is that, pursuant to the Services Agreement, the Customer Care Company shall provide the agreed upon services to the Company on terms and conditions consistent with competitive practices in the industry for such customer care services and with pricing at no more than $8.00 per hour per active agent.

You agree that you will use commercially reasonable best efforts to cause the Customer Care Company to be ready and able to provide services under the Services Agreement not later than February 1, 2014.  You have advised the Company that to meet this objective the Customer Care Company is expected to  expend substantial resources and make commitments prior to the execution of the Services Agreement.

Accordingly, to induce you and/or the Customer Care Company to incur such expenses, the Company agrees that, if the Company and the Customer Care Company cannot reach agreement on the terms and conditions of the Services Agreement on or before December 20, 2013,  the Company shall pay the Customer Care Company a single one-time non-recurring payment of $1.5 million on or before December  31, 2013. Following any payment pursuant to the immediately preceding sentence neither the Company, you nor the Customer Care Company shall have any obligations or liabilities pursuant to this letter.

If you agree that this letter properly sets forth our agreement with regard to the matters set forth herein, please sign both copies hereof and return one to the undersigned, keeping one for your records.

magicJack Vocaltec Ltd.

By:	/s/ Gerald T. Vento
Name: Gerald T. Vento
Title: President and CEO

AGREED AND ACCEPTED:

/s/ Daniel Borislow___________________________

Daniel Borislow

Exhibit A

Standard CSR rates will be US$8.00 per hour.

Executive assistance with FCC and PUC inquiries will be provided upon request.  The first 40 hours of such assistance will be provided at no additional charge.  Additional hours will be charged at US$100 per hour.